Exhibit 99
                          (Ennis Logo)

                          Press Release

   2441 Presidential Parkway (bullet) Midlothian, Texas 76065
 (bullet) Phone 972.775.9801 (bullet) Fax 800.579.4271 (bullet)
                          www.ennis.com


FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:  Keith S. Walters,
                                     Chairman, President & CEO
                                     (800) 752-5386

Midlothian, Texas, May 18, 2005



        ENNIS ELABORATES ON ITS MANAGEMENT CONTROL ISSUES


      Midlothian, Texas -- Ennis, Inc. ("Ennis") (NYSE: EBF) recently filed its 10-K and Annual Report. Included in this report was Management's Evaluation of Internal Controls. While certain areas were disclosed as material weaknesses, we think it is important for the investment community to understand the overall context surrounding these material weaknesses and the steps that management is taking to resolve these issues going forward. We are further encouraged to do this by the Staff
Statement on Management's Report on Internal Control Over Financial Reporting, issued by the SEC on May 16, 2005, providing guidance to companies regarding disclosures on Material Weaknesses.

Ennis engaged one of the big four accounting firms early in fiscal year 2005 to consult with Ennis on establishing procedures to document internal controls and to actually perform the testing necessary to comply with Section 404 of the Sarbanes-Oxley legislation. The Company spent considerable sums to ensure compliance with Section 404, and considerable additional funds to have its auditing firm review the efforts of management and this consulting firm. Based upon the work entailed, there were no material weaknesses identified in the Company's pre-Alstyle business. This firm, engaged to document our internal controls and perform testing, together with the Company's audit firm, concluded that the Company would not have to consider Alstyle Apparel, its new acquisition, in the Section 404 testing for fiscal year 2005. This was primarily due to the late period of time (November 19, 2004) in which the acquisition would close relative to the fiscal year end of the Company (February 28,
2005). Alstyle Apparel was a private company with proprietary systems but certainly not as adept at the controls normally found in public companies. Ennis realized that within the overall integration plan a conversion of Alstyle's financial and operations systems must occur as soon as practicable. Given the advice of our consultants and auditors, the Company is on a path to convert the financial systems of Alstyle to the Company's ERP system in the second quarter of fiscal 2006 so that we can fully evaluate controls and test before the end of fiscal year 2006. It must be noted that the ability to have converted Alstyle's financial systems to the Company's ERP system within the fourth quarter of 2005 and to test the effectiveness of controls would have been impossible.



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During  the  preparation of the financial statements,  it  became
apparent  that  Alstyle's  procedures  to  close  the  books   in
accordance with its past practices were deficient, especially when compared to the Company's procedures for closing the books in a timely manner. As we explained in the Annual Report, it was always our intent to move Alstyle on to the Company's ERP system. We believe that accomplishing this during fiscal year 2006 will resolve this concern and allow the Company to test the controls in place at that time. This in no way diminishes the Company's conclusion that the Alstyle merger was, and will be, in the best interests of the Company's shareholders.

The other Material Weakness comment in our 10-K and Annual Report had to do with the recording of the Alstyle Apparel acquisition by the Company. Due to the nature of the transaction, the Company must follow Financial Accounting Standards Board 141 that describes the means of recording companies or assets accounted for under the purchase method of accounting. In the process of setting up the beginning balance sheet, management recorded assets based upon our judgment and the judgment of an independent valuation firm. The independent auditors subsequently proposed an adjustment under FAS 141 to the valuation that we had recorded. While management originally believed that any adjustment would be immaterial, it did record the adjustment as presented. It was this difference in opinion that resulted in the conclusion that there was a Material Weakness in the internal controls over financial reporting. As indicated in the Annual Report, management will address these issues to avoid a recurrence of this material weakness.

These comments are to add more information surrounding the disclosures to help provide increased investor information so that an investor who chooses to do so can treat the disclosure of the existence of a material weakness as the starting point for analysis rather than the only point available.

Management's comments contains forward-looking statements that reflect the Company's current view with respect to the conversion of Alstyle's financial systems to the Company's ERP system. These statements are subject to numerous uncertainties, including (but not limited to) the rate at which the traditional business forms market is contracting, the application of technology to the production of business forms, demand for the Company's products in the context of a contracting market, variability in the prices of paper and other raw materials, and competitive conditions associated with the Company's products. Because of such uncertainties readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of May 18, 2005.

     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has 41 production and distribution facilities located throughout 16 states, Mexico and Canada, strategically located to serve the Company's national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. There are three groups within the Printing Segment: the Forms Solutions Group, Promotional Solutions Group, and Financial
Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it (registered trademark) Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other activewear apparel through six distribution centers located throughout North America.

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